SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 6)

                    Under the Securities Exchange Act of 1934

                              CARVER BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    146875109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Robert W. Forman
                           Shapiro Forman & Allen LLP
                               380 Madison Avenue
                            New York, New York 10017
                                  212-972-4900
 -------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                February 11, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |__|.

Check the following box if a fee is being paid with the statement |__|.


                                Page 1 of 55 pages

CUSIP No. 146875109                                         Page 2  of 55  Pages
  Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

      BBC CAPITAL MARKET, INC.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       04-3072694

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

        WC

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      MASSACHUSETTS

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF           170,700

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                      -0-
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING           170,700

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                      -0-

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          170,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.38%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

         CO

________________________________________________________________________________

CUSIP No. 146875109                                         Page 3  of 55  Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

      THE BOSTON BANK OF COMMERCE

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       04-2764211

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

        WC

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      MASSACHUSETTS

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF           170,700

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                      -0-
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING           170,700

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                      -0-

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          170,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.38%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

         BK

________________________________________________________________________________

CUSIP No. 146875109                                        Page 4   of 55  Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON

      KEVIN COHEE

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS



________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

        OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF           -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                      170,700
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING           -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                      170,700

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          170,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.38%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

         IN

________________________________________________________________________________

CUSIP No. 146875109                                        Page 5   of 55  Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON

      TERI WILLIAMS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       04-2764211

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

        OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF           -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                     170,700
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING           -0-

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                      170,700

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          170,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.38%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

         IN

________________________________________________________________________________

CUSIP No. 146875109                                        Page 5   of 55  Pages

                           STATEMENT FOR SCHEDULE 13D



                  This Amendment No. 6 to Schedule 13D relates to the common stock, par value $.01 per share, of Carver Bancorp, Inc. ("Carver"). This Amendment No. 6 amends the initial statement on Schedule 13D filed by BBC Capital Market, Inc. ("BBC Capital") and The Boston Bank of Commerce ("BBOC") with the Securities and Exchange Commission on March 18, 1999 (the "Initial Statement"), as amended by Amendment Nos. 1, 2, 3, 4 and 5 filed with the Securities and Exchange Commission on March 29, 1999, April 2, 1999, November 19, 1999, January 19, 2000, and January 28, 2000, respectively. Capitalized terms used but not defined below shall have the meanings ascribed to them in the Initial Statement. The Initial Statement, as previously amended, is further amended as follows:



Item 4.  Purpose of Transaction.



                  On February 8, 2000, BBC Capital filed, in the Court of Chancery of the State of Delaware, New Castle County, its brief (the "Brief") in support of its motion for a preliminary injunction to enjoin Carver from counting the votes of Morgan Stanley and Provender Opportunities Fund, L.P. with respect to the Preferred Stock issued to those parties on January 11, 2000. As previously reported, BBC's complaint alleges that the true purpose of the issuance of those shares on the record date for Carver's Annual Meeting (the "Meeting") was to obtain votes for Carver's nominees at the Meeting. BBC has nominated two candidates, Kevin Cohee and Teri Williams, for two of Carver's eight board seats. A copy of the Brief is filed herewith as Exhibit 99.4.

CUSIP No. 146875109                                         Page 6  of 55  Pages

Item 7.  Material to be Filed as Exhibits.



                  99.4   Plaintiff's Opening Brief In Support of
                        Motion for Preliminary Injunction

CUSIP No. 146875109                                        Page 7   of 55  Pages

                                   SIGNATURES



         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2000

                                                  BBC CAPITAL MARKET, INC.


                                           By: /s/Kevin Cohee
                                              ---------------------------------
                                                  Kevin Cohee,
                                                  President



                                                  THE BOSTON BANK OF COMMERCE


                                           By: /s/Teri Williams
                                              ---------------------------------
                                                  Teri Williams,
                                                  Senior Vice President


                                               /s/Kevin Cohee
                                              ---------------------------------
                                                  KEVIN COHEE


                                               /s/Teri Williams
                                              ---------------------------------
                                                  TERI WILLIAMS